Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MDC Partners Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107507) of MDC Partners Inc. (the “Company”) of our report dated April 15, 2005 relating to the consolidated balance sheet of the Company as at December 31, 2004 and the related consolidated statement of operations, shareholders’ equity and cash flows for the year ended December 31, 2004, and the related financial statement schedule II, and our report dated July 25, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in Amendment No.2 on Form 10-K/A, to the December 31, 2004 Annual Report on Form 10-K of the Company.

Our report dated April 15, 2005 on the consolidated financial statements refers to a change in accounting policy in note 2.

Our report dated July 25, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our adverse opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that describe material weaknesses in the control environment, financial reporting close process, accounting for complex and non routine transactions, revenue recognition and accounting for related costs, income taxes, lease accounting, segregation of duties and information technology general controls.

/s/ KPMG LLP
Toronto, Canada
July 25, 2005